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As filed with the Securities and Exchange Commission on April 20, 2012

Registration Statement No. 333-176841

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Ares Commercial Real Estate Corporation
(Exact name of registrant as specified in its governing instruments)

Two North LaSalle Street, Suite 925
Chicago, IL 60602
(312) 324-5900
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Michael D. Weiner
2000 Avenue of the Stars, 12th Floor,
Los Angeles, California 90067
(310) 201-4100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Monica J. Shilling Proskauer Rose LLP 2049 Century Park East, 32nd Floor Los Angeles, CA 90067 Tel (310) 557-2900 Fax (310) 557-2193	David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel (212) 735-3000 Fax (212) 735-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

           See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)

Common Stock, $0.01 par value per share	$250,000,000	$29,025*

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the offering price of common stock that may be purchased by the underwriters upon the exercise of their overallotment option.

(*)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

          The purpose of this Amendment No. 5 to the Registration Statement under the Securities Act of 1933, as amended, on Form S-11 (Registration No. 333-176841) is to file additional exhibits and to amend and restate the list of exhibits set forth in Item 36 of Part II of the Registration Statement. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus and financial statements are unchanged and have been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

          The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$29,025
Financial Industry Regulatory Authority, Inc. filing fee	25,500
NYSE listing fee	125,000
Legal fees and expenses (including Blue Sky fees)	2,000,000
Accounting fees and expenses	390,000
Printing and engraving expenses	300,000
Transfer agent fees and expenses	3,500
Miscellaneous	176,975

Total	$3,050,000

Item 32.    Sales to Special Parties.

          None.

Item 33.    Recent Sales of Unregistered Securities.

          During the period from December 9, 2011 through February 6, 2012, our current sole stockholder, Ares Investments, purchased 1,500,000 shares of our common stock for $30 million (an effective per share price of $20) in order to fund certain investments. Ares Investments is an "accredited investor," as such term is defined in Regulation D as promulgated under the Securities Act. Based upon the foregoing, the issuance of shares of common stock to Ares Investments in connection with its purchase of shares of our common stock was consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as a transaction not involving any public offering.

          In addition, beginning in October 2011 we engaged in a private offering to "accredited investors" as that term is defined in Regulation D by contacting an investment manager and a private individual, both with whom we had a substantive pre-existing relationship. In February 2012, we entered into subscription agreements arranged by the investment manager on behalf of his clients for whom he has discretionary authority, and with the one individual investor noted above. Pursuant to the subscription agreements, such investors agreed to purchase up to an aggregate of 475 shares of our Series A Preferred Stock at a price per share of $50,000.00. During the period from February 27, 2012 through March 7, 2012, such investors purchased an aggregate of 114.4578 shares of our Series A Preferred Stock for a total purchase price of approximately $5.7 million. Pursuant to redemption elections we have received from the holders of such shares, all shares of Series A Preferred Stock will be redeemed in connection with this offering for an aggregate redemption price of approximately $6.3 million.

          Each investor represented that it was an accredited investor and that it either became aware of the investment in the shares of Series A Preferred Stock as a result of being contacted by us or by a representative of its investment manager and did not initiate the initial contact with us, our Manager or any of our respective affiliates. Each investor also confirmed that it was not furnished with a copy of this registration statement and that it did not learn of the investment in the shares of Series A Preferred

Stock as a result of this registration statement, the publication of such information on the SEC's EDGAR website or other information concerning this offering.

          Based upon the foregoing, the private offerings were consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.

Item 34.    Indemnification of Directors and Officers.

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

          The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

          In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

          Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

          Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

          In connection with this offering, we will enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

          Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

          None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

          (a)    Financial Statements.    See page F-1 for an index to the financial statements included in the registration statement.

          (b)    Exhibits.    The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement among Ares Commercial Real Estate Corporation, Ares Commercial Real Estate Management LLC and the underwriters named therein
3.1*	Form of Articles of Amendment and Restatement of Ares Commercial Real Estate Corporation
3.2*	Articles Supplementary of Ares Commercial Real Estate Corporation
3.3*	Form of Amended and Restated Bylaws of Ares Commercial Real Estate Corporation
5.1*	Opinion of Venable LLP (including consent of such firm)
8.1*	Tax Opinion of Proskauer Rose LLP (including consent of such firm)
10.1*	Form of Registration Rights Agreement between Ares Commercial Real Estate Corporation and Ares Investments Holdings LLC

Exhibit Number	Exhibit Description
10.2*	Form of Management Agreement between Ares Commercial Real Estate Management LLC and Ares Commercial Real Estate Corporation
10.3*	Form of 2012 Equity Incentive Plan
10.4*	Form of Restricted Stock Agreement
10.5*	Form of Indemnification Agreement with directors and certain officers
10.6*	Form of Indemnification Agreement with members of the Investment Committee and/or Underwriting Committee of Ares Commercial Real Estate Management LLC
10.7*	Form of Trademark License Agreement between Ares Commercial Real Estate Corporation and Ares Management LLC
10.8*	Master Loan and Security Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, as borrower, and Citibank, N.A., as lender
10.9**	First Amendment to Master Loan and Security Agreement, dated as of April 16, 2012, between ACRC Lender C LLC, as borrower, and Citibank, N.A., as lender
10.10*
Interim Servicing Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, as owner, Citibank, N.A., as lender, and Ares Commercial Real Estate Servicer LLC, as servicer and special servicer
10.11*	Custodial Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, as borrower, Citibank, N.A., as lender, and U.S. Bank National Association, as custodian
10.12*	Deposit Account Control Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, Citibank, N.A., as lender, and Bank of America, N.A., as bank
10.13*	Guaranty Agreement, dated as of December 8, 2011, by ACRC Holdings LLC, as guarantor, in favor of Citibank, N.A., as lender
10.14**	Form of Substitute Guaranty Agreement, by Ares Commercial Real Estate Corporation, as guarantor, in favor of Citibank, N.A., as lender
10.15*	Pledge and Security Agreement, dated as of December 8, 2011, by ACRC Lender LLC, as pledgor, for the benefit of Citibank, N.A., as lender
10.16*	Note, dated as of December 8, 2011, between ACRC Lender C LLC, as borrower, and Citibank, N.A., as lender
10.17**	Amended and Restated Note, dated as of April 16, 2012, between ACRC Lender C LLC, as borrower, for the benefit of Citibank, N.A., as lender
10.18*	Master Repurchase and Securities Contract, dated as of December 14, 2011, between ACRC Lender W LLC, as seller, and Wells Fargo Bank, National Association, as buyer
10.19**
Form of Amendment No. 1 to the Master Repurchase and Securities Contract, among ACRC Lender W LLC, as seller, ACRC Holdings LLC, as original guarantor, Ares Commercial Real Estate Corporation, as new guarantor and Wells Fargo Bank, National Association, as buyer
10.20*
Interim Servicing Agreement, dated as of December 14, 2011, between ACRC Lender W LLC, as seller, Wells Fargo Bank, National Association, as buyer, and Ares Commercial Real Estate Servicer LLC, as servicer and special servicer
10.21*	Custodial Agreement, dated as of December 14, 2011, between ACRC Lender W LLC, as seller, and Wells Fargo Bank, National Association, as buyer and custodian

Exhibit Number	Exhibit Description
10.22*	Controlled Account Agreement (Waterfall Account), dated as of December 14, 2011, between ACRC Lender W LLC, as debtor, and Wells Fargo Bank, National Association, as secured party and depository bank
10.23*	Guarantee Agreement, dated as of December 14, 2011, by ACRC Holdings LLC, as guarantor, in favor of Wells Fargo Bank, National Association, as buyer
10.24**	Form of Guarantee Agreement, by Ares Commercial Real Estate Corporation, as guarantor, in favor of Wells Fargo Bank, National Association, as bank
10.25*	Pledge Agreement, dated as of December 14, 2011, by ACRC Lender LLC, as pledgor, in favor of Wells Fargo Bank, National Association, as secured party
21.1*	Subsidiaries of Ares Commercial Real Estate Corporation
23.1*	Consent of Venable LLP (including in Exhibit 5.1)
23.2*	Consent of Proskauer Rose LLP (including in Exhibit 8.1)
23.3*	Consent of Ernst & Young LLP
24.1*	Powers of Attorney (included on the signature page hereto)

*
Previously filed

**
Filed herewith

Item 37.    Undertakings.

          (a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c)     The undersigned registrant hereby further undertakes that:

            (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), 424(b)(4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 20, 2012.

Ares Commercial Real Estate Corporation
By:	/s/ JOHN B. BARTLING, JR. John B. Bartling, Jr. Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ JOHN B. BARTLING, JR. John B. Bartling, Jr.	Chief Executive Officer (Principal Executive Officer) and Director	April 20, 2012
By:	/s/ RICHARD S. DAVIS Richard S. Davis	Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2012
By:	*	Director	April 20, 2012
Michael J. Arougheti
By:	*	Director	April 20, 2012
John H. Bryant
By:	*	Director	April 20, 2012
Michael H. Diamond
By:	*	Director	April 20, 2012
Jeffrey T. Hinson
By:	*	Director	April 20, 2012
Paul G. Joubert

By:	*	Director	April 20, 2012
Robert L. Rosen
By:	*	Director	April 20, 2012
Todd Schuster
*By:	/s/ JOHN B. BARTLING, JR. John B. Bartling, Jr. Attorney-in-fact

 EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement among Ares Commercial Real Estate Corporation, Ares Commercial Real Estate Management LLC and the underwriters named therein
3.1*	Form of Articles of Amendment and Restatement of Ares Commercial Real Estate Corporation
3.2*	Articles Supplementary of Ares Commercial Real Estate Corporation
3.3*	Form of Amended and Restated Bylaws of Ares Commercial Real Estate Corporation
5.1*	Opinion of Venable LLP (including consent of such firm)
8.1*	Tax Opinion of Proskauer Rose LLP (including consent of such firm)
10.1*	Form of Registration Rights Agreement between Ares Commercial Real Estate Corporation and Ares Investments Holdings LLC
10.2*	Form of Management Agreement between Ares Commercial Real Estate Management LLC and Ares Commercial Real Estate Corporation
10.3*	Form of 2012 Equity Incentive Plan
10.4*	Form of Restricted Stock Agreement
10.5*	Form of Indemnification Agreement with directors and certain officers
10.6*	Form of Indemnification Agreement with members of the Investment Committee and/or Underwriting Committee of Ares Commercial Real Estate Management LLC
10.7*	Form of Trademark License Agreement between Ares Commercial Real Estate Corporation and Ares Management LLC
10.8*	Master Loan and Security Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, as borrower, and Citibank, N.A., as lender
10.9**	First Amendment to Master Loan and Security Agreement, dated as of April 16, 2012, between ACRC Lender C LLC, as borrower, and Citibank, N.A., as lender
10.10*
Interim Servicing Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, as owner, Citibank, N.A., as lender, and Ares Commercial Real Estate Servicer LLC, as servicer and special servicer
10.11*	Custodial Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, as borrower, Citibank, N.A., as lender, and U.S. Bank National Association, as custodian
10.12*	Deposit Account Control Agreement, dated as of December 8, 2011, between ACRC Lender C LLC, Citibank, N.A., as lender, and Bank of America, N.A., as bank
10.13*	Guaranty Agreement, dated as of December 8, 2011, by ACRC Holdings LLC, as guarantor, in favor of Citibank, N.A., as lender
10.14**	Form of Substitute Guaranty Agreement, by Ares Commercial Real Estate Corporation, as guarantor, in favor of Citibank, N.A., as lender
10.15*	Pledge and Security Agreement, dated as of December 8, 2011, by ACRC Lender LLC, as pledgor, for the benefit of Citibank, N.A., as lender
10.16*	Note, dated as of December 8, 2011, between ACRC Lender C LLC, as borrower, and Citibank, N.A., as lender

Exhibit Number	Exhibit Description
10.17**	Amended and Restated Note, dated as of April 16, 2012, between ACRC Lender C LLC, as borrower, for the benefit of Citibank, N.A., as lender
10.18*	Master Repurchase and Securities Contract, dated as of December 14, 2011, between ACRC Lender W LLC, as seller, and Wells Fargo Bank, National Association, as buyer
10.19**
Form of Amendment No. 1 to the Master Repurchase and Securities Contract, among ACRC Lender W LLC, as seller, ACRC Holdings LLC, as original guarantor, Ares Commercial Real Estate Corporation, as new guarantor and Wells Fargo Bank, National Association, as buyer
10.20*
Interim Servicing Agreement, dated as of December 14, 2011, between ACRC Lender W LLC, as seller, Wells Fargo Bank, National Association, as buyer, and Ares Commercial Real Estate Servicer LLC, as servicer and special servicer
10.21*	Custodial Agreement, dated as of December 14, 2011, between ACRC Lender W LLC, as seller, and Wells Fargo Bank, National Association, as buyer and custodian
10.22*	Controlled Account Agreement (Waterfall Account), dated as of December 14, 2011, between ACRC Lender W LLC, as debtor, and Wells Fargo Bank, National Association, as secured party and depository bank
10.23*	Guarantee Agreement, dated as of December 14, 2011, by ACRC Holdings LLC, as guarantor, in favor of Wells Fargo Bank, National Association, as buyer
10.24**	Form of Guarantee Agreement, by Ares Commercial Real Estate Corporation, as guarantor, in favor of Wells Fargo Bank, National Association, as bank
10.25*	Pledge Agreement, dated as of December 14, 2011, by ACRC Lender LLC, as pledgor, in favor of Wells Fargo Bank, National Association, as secured party
21.1*	Subsidiaries of Ares Commercial Real Estate Corporation
23.1*	Consent of Venable LLP (including in Exhibit 5.1)
23.2*	Consent of Proskauer Rose LLP (including in Exhibit 8.1)
23.3*	Consent of Ernst & Young LLP
24.1*	Powers of Attorney (included on the signature page hereto)

*
Previously filed

**
Filed herewith

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX